Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-181318 on Form S-8 of Regal Entertainment Group of our report dated March 20, 2012, relating to the financial statements of National CineMedia, LLC appearing in the Annual Report on Form 10-K/A of Regal Entertainment Group for the year ended December 29, 2011.

/s/ Deloitte & Touche LLP
Denver, Colorado
May 23, 2012